Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements of Inuvo, Inc. on Forms S-3 (File No. 333-239147, effective June 25, 2020, and File No. 333-253018, effective March 15, 2021) and Forms S-8 (File No. 333-220313, effective September 1, 2017, File No. 333-220320, effective
September 1, 2017, File No. 333-252404, effective January 25, 2021 and File No. 333-252403, effective
January 25, 2021) of our report dated February 11, 2021, with respect to the consolidated financial statements of Inuvo, Inc. as of December 31, 2020 and for the year then ended, included in this Annual
Report on Form 10-K for the years ended December 31, 2021 and 2020.

March 17, 2022
St. Petersburg, Florida